Exhibit 10.2

CFO Bonus Plan

Bonus Calculation

The Chief Financial Officer (“CFO”) of Websense, Inc. (the “Company”) will be eligible for a target bonus of 50% of his annual salary.  This bonus is based upon the Company meeting its Billings and/or Operating Income objectives.

Subject to discretionary adjustment, each half of the Company’s fiscal year (January — June and July — December) in which the Company meets its budgeted Billings and/or Operating Income targets, the CFO is eligible to receive an amount equal to 33.33% of his semi-annual salary as a bonus.  One-third of the semi-annual bonus (11.11%) is earned if the Company meets its semi-annual Billings objective and two-thirds of the semi-annual bonus (22.22%) is earned if  the Company achieves its semi-annual Operating Income target.

Subject to discretionary adjustment, 16.67% of the CFO’s annual salary may be earned, again split one-third/two-thirds between the objectives, if the Company achieves its annual Billings and Operating Income targets.

Achievement of at least 90% of a goal is required for any payment of the portion of the CFO’s bonus that is based on achievement by the Company of that goal.  Should the Company achieve 90% of its Billings or Operating Income goals, bonuses for that plan goal will be paid at half of the target payment for that goal.  Should the Company achieve 110% of its Billings or Operating Income goals, bonuses for that plan goal will be paid at 1.5 times what the CFO would have been paid on target for that goal. Bonuses are prorated for goal achievement between 90% - 110%.

The Compensation Committee or Board of Directors has the discretion to adjust the bonus based upon whether the CFO meets individual objectives set for him by the Chief Executive Officer.  Bonuses may be adjusted by a percentage of the bonus, ranging from 0% - 130% based upon achievement of such performance objectives.

Eligibility

The CFO must be a current employee on the last day of the semi-annual period (June 30th and December 31st) to be eligible to receive a bonus for that half and must be a current employee on the last day of the fiscal year to be eligible to receive an annual bonus.  Bonus amounts are based upon actual base salary paid during the period, exclusive of other payments or bonuses.

The Company reserves the right to change these terms from time to time as it feels necessary to accomplish its goals, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.